UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 6, 2025

Gulf Island Fabrication, Inc.

(Exact name of registrant as specified in its charter)

Louisiana	001-34279	72-1147390
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2170 Buckthorne Place, Suite 420

The Woodlands, Texas 77380

(Address of principal executive offices)(Zip Code)

(713) 714-6100

(Registrant's telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value per share	GIFI	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR § 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On March 6, 2025, Gulf Island Fabrication, Inc. (the “Company”) entered into a debtors-in-possession credit agreement (the “DIP Credit Agreement”), as lender, with ENGlobal Corporation and certain of its subsidiaries as debtors-in-possession (collectively, the “Borrower”), subject to final approval of the Bankruptcy Court. The Company and the Borrower executed the DIP Credit Agreement following the interim approval of the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”), where on March 4, 2025 (the “Petition Date”), the Borrower filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “ENGlobal Chapter 11 Cases”).

Pursuant to the DIP Credit Agreement, the Company will lend up to $2.1 million, subject to certain conditions, through a senior secured super-priority multiple-draw term loan facility, with interest at a rate of 12% per annum (plus a 4% default rate per annum, if applicable), secured by all assets of the Borrower now owned and hereafter acquired. In addition to such amounts, a prepetition secured bridge loan of $400,000 made by the Company to the Borrower will be converted into a loan under the DIP Credit Agreement (collectively, the “DIP Loans”). All proceeds of the DIP Loans are to be used in a manner permitted by the DIP Credit Agreement or otherwise approved by the Company, including, but not limited to, the funding of certain expenses set forth in a budget approved by the Company.

Any DIP Loans will mature upon the earlier of, among other events, the consummation of a sale of the Borrower or all or substantially all of the assets of the Borrower, the consummation of a plan of reorganization or a plan of liquidation for the Borrower in the ENGlobal Chapter 11 Cases, or six months after the Petition Date, subject to the right of the Company to accelerate if there is an earlier event of default.

The DIP Credit Agreement provides for certain events of default, including but not limited to, the Borrower failing to satisfy certain milestones by specified dates (unless extended or waived by the Company in its sole discretion), such as the closing of a sale of all or substantially all of the assets of the Borrower.

The Company continues to evaluate whether certain core assets (including contracts) and related liabilities of the Borrower associated with its automation, government and engineering services businesses (“Core Business”) would be strategic additions for the Company. Subject to such evaluation and the approvals of the Bankruptcy Court, the Company may submit a bid (“Purchase Price”) to purchase all or a portion of the Core Business and offer employment to certain employees in connection with any sale or disposition of assets by the Borrower in the ENGlobal Chapter 11 Cases. Pursuant to the DIP Credit Agreement, the Company has the right to submit a credit bid, in which case any amounts due from the Borrower under the DIP Loans would be credited against the Purchase Price.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GULF ISLAND FABRICATION, INC.

		By:	/s/ Westley S. Stockton
Westley S. Stockton
Executive Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)
Dated:	March 6, 2025